Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 19, 2025 with respect to the consolidated financial statements of XBP Global Holdings, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024.

/s/ UHY LLP

Sterling Heights, Michigan

September 12, 2025